Exhibit 10.12

SECOND AMENDMENT TO

MASTER SERVICES AGREEMENT

THIS SECOND AMENDMENT to the MASTER SERVICE AGREEMENT (“Amendment”) is effective as of November 25, 2013 (“Amendment Effective Date”), by and among EVOKE PHARMA, INC. (“Client”) and SYNTERACT, INC.

RECITALS

A.	Client and Synteract, Inc. entered into a Master Services Agreement dated January 30, 2009 and a Amendment No. 1 to Master Agreement for Services, dated January 30, 2011 (collectively the “Agreement”);

B.	Synteract, Inc. completed its acquisition of Harrison Clinical Research to form a new entity, SynteractHCR, Inc., (“SynteractHCR’’); and

C.	Client and SynteractHCR wish to amend the terms of the Agreement as set forth below.

Now, THEREFORE, the parties agree to amend the Agreement as follows:

1.	Name Change. As the result of the acquisition between Synteract, Inc. and Harrison Clinical Research, Synteract, Inc. is now doing business as SynteractHCR, Inc. In view of these changes, the parties wish to amend the Agreement to change “Synteract, Inc.” to “SynteractHCR, Inc.” with respect to all Services provided by the entity formerly known as Synteract, Inc.

2.	Section 5(b), entitled Termination, will be deleted and replaced in its entirety with the following:

“This Agreement may be terminated by the Client for any reason by providing thirty (30) days written notice to SynteractHCR. This Agreement may be terminated (i) by SynteracHCR upon the material breach of this Agreement by the Client, which material breach continues unremedied for thirty (30) days after delivery of notice of the material breach, and (ii) by either party immediately in the event the other party becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of creditors. In the event of termination, SynteractHCR shall be entitled to payment for any portion of the work completed and for expenses actually and reasonably incurred which cannot be canceled pursuant to any Project Agreement despite SynteractHCR’s commercially reasonable efforts to cancel such expenses and conclude such Services as expeditiously as practical; provided however, SynteractHCR shall not be entitled to such payments to the extent that Client terminated this Agreement for breach or default, pursuant to Section 6 hereof, related to the Services for which payment is sought. Any such payment due hereunder shall be made in accordance with Section 4 hereof. In the event of termination, SynteractHCR shall promptly deliver to Client all documents, data and materials in whatever form of any nature pertaining to SynteractHCR’s provision of Services hereunder and/or pertaining to any Confidential Information (as defined below) as described in Section 8.5, except that SynteractHCR may retain, solely for the purpose of determining the scope of its obligations under this Agreement, one (1) copy of documents, data or other materials generated hereunder”.

3.	Section 8.7, entitled Indemnification, will be deleted and replaced in its entirety with the following:

“The Client will indemnify and hold harmless SynteractHCR and its employees and agents from liability, costs, claims, judgments, and reasonable attorney’s fees brought against SynteractHCR by any third party arising from or in any way connected with the Services rendered hereunder except to the extent due to SynteractHCR’s negligence, reckless disregard of duties or willful misconduct , SynteractHCR’s failure to conduct the Services in accordance with the terms of this Agreement or any Project Agreement, SynteractHCR’s breach of this Agreement or any Project Agreement, or SynteractHCR ‘s violation of any applicable law, rule or regulation of any applicable governmental authority.

SynteractHCR indemnify and hold harmless Client and its employees and agents from liability costs, claims, judgments , and reasonable attorney’s fees brought against Client by any third party arising from or in any way connected to the performance of Services under this Agreement or any Project Agreement, except to the extent due to Client’s negligence, reckless disregard of duties or willful misconduct , Client’s breach of this Agreement or any Project Agreement or Client’s violation of any applicable law, rule or regulation of any applicable governmental authority.

In no event shall Client or SynteractHCR be liable for special, indirect, incidental or consequential damages, including lost profits”.

4.	Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall apply and remain in full force and effect.

5.	Each individual signing for a corporate entity hereby personally warrants his or her legal authority to bind that entity.

IN WITNESS WHEREOF, this Agreement is executed as of the Amendment Effective Date

EVOKE PHARMA, INC.		SYNTERACTHCR, INC.

By:	/s/ David A. Gonyer	By:	/s/ Stewart Bieler
	Name: David A. Gonyer		Name: Stewart Bieler
	Title: President & CEO		Title: President, US

Date: 11-26-13		Date: 11-25-2013